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                                                         EXHIBIT 12

                  CALCULTAION OF RATIOS OF EARNINGS TO
                     FIXED CHARGES -- CONSOLIDATED

                  (In thousands except per share data)
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                                                                Year Ended December 31,
                                               ----------------------------------------------------------
                                                  1995        1994        1993        1992        1991
                                               ----------  ----------  ----------  ----------  ----------
Excluding Interest on Deposits
 Fixed Charges:
   Interest on long-term debt and
     short-term borrowings...................  $  489,697  $  499,065  $  467,841  $  513,322  $  476,672
   One-third of rent expense.................      13,651      14,177      10,859      10,252       6,581
                                               ----------  ----------  ----------  ----------  ----------
       Total fixed charges...................  $  503,348  $  513,242  $  478,700  $  523,574  $  483,253
                                               ==========  ==========  ==========  ==========  ==========

 Earnings:
   Income before income taxes................  $  398,115  $  492,366  $  451,358  $  347,269  $  287,746
   Fixed charges.............................     503,348     513,242     478,700     523,574     483,253
                                               ----------  ----------  ----------  ----------  ----------
       Total earnings........................  $  901,463  $1,005,608  $  930,058  $  870,843  $  770,999
                                               ==========  ==========  ==========  ==========  ==========

 Ratio of earnings to fixed charges
   excluding interest on deposits............        1.79x       1.96x       1.94x       1.66x       1.60x
                                               ==========  ==========  ==========  ==========  ==========
Including Interest on Deposits
 Fixed Charges:
   Interest on long-term debt, short-
     term borrowings and deposits............  $1,627,772  $1,326,855  $1,157,075  $1,318,228  $1,682,661
   One-third of rent expense.................      13,651      14,177      10,859      10,252       6,581
                                               ----------  ----------  ----------  ----------  ----------
       Total fixed charges...................  $1,641,423  $1,341,032  $1,167,934  $1,328,480  $1,689,242
                                               ==========  ==========  ==========  ==========  ==========
Earnings:
   Income before income taxes................  $  398,115  $  492,366  $  451,358  $  347,269  $  287,746
   Fixed charges.............................   1,641,423   1,341,032   1,167,934   1,328,480   1,689,242
                                               ----------  ----------  ----------  ----------  ----------
       Total earnings........................  $2,039,538  $1,833,398  $1,619,292  $1,675,749  $1,976,988
                                               ==========  ==========  ==========  ==========  ==========
Ratio of earnings to fixed charges
   including interest on deposits............        1.24x       1.37x       1.39x       1.26x       1.17x
                                               ==========  ==========  ==========  ==========  ==========


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